EXHIBIT 99.1

                            GRANT PARK FUTURES FUND

                WEEKLY COMMENTARY FOR THE WEEK ENDED JUNE 10, 2005

                   GRANT PARK WEEKLY PERFORMANCE STATISTICS *
                                     6/10/05

                          WEEKLY ROR         MTD ROR          YTD ROR
CLASS A UNITS               -0.07%            0.81%            -3.70%
CLASS B UNITS               -0.09%            0.79%            -4.11%

* Subject to independent verification

The Grant Park Futures Fund experienced a virtually flat trading session for the week. Gains were attributed to the currency and fixed income sectors while setbacks came from positions in the agricultural/soft commodity and financial sectors.

Positions in the currency markets produced gains as the U.S. dollar ended the week at higher levels. Short positions in the euro gained ground when it was reported that the U.S. trade deficit for April was $56.96 billion, slightly lower than economists' expectations of $58 billion. It was also reported that the March trade gap, which had previously been pegged at $55 billion, was revised down to $53.56 billion. The euro reached nine-month lows against the dollar as investors bought the greenback on the expectation that the U.S. would be less dependent on foreign capital in order to fund the trade deficit. Profits also came from short positions in the Swiss franc and Japanese yen. Longs in the dollar index contract in New York also benefited from a 67 basis point rally in the September contract.

Long positions in the stock indices made gains as technology stocks led some equity markets higher. Longs in the German DAX and the EURO STOXX50 were profitable when those indices finished the session in higher territory. Analysts said that European microchip manufacturers rallied after U.S. chip giant Intel raised its second-quarter revenue and profit forecasts. Traders also indicated that European stocks received a boost when U.S. Federal Reserve Chairman Alan Greenspan on Thursday dismissed the notion that the U.S. economy was heading into a serious downturn. Longs in the Paris CAC and London FTSE-100 also reported gains. Longs in the E-mini NASDAQ contract in Chicago lost as that index settled down 13 points at 1537.50.

Positions in the agricultural/soft commodity sector sustained losses. Long positions in the July coffee contract in New York lost ground when that market fell nearly 10% for the week. A cold front that had been expected to affect South American growing regions failed to materialize, causing investors to liquidate long positions. The contract settled at $1.13 per pound, down 12.55 cents for the week. Longs in the agricultural commodities lost ground as prices slid after rain finally fell in the Midwestern United States. July soybeans were 9 cents lower at $6.6625 per bushel while soybean meal fell $3.80 to settle at $211.40 per ton.

Lastly, long positions in the domestic fixed income markets reported losses for the week. The comments from Fed Chairman Alan Greenspan regarding the U.S. economy, as mentioned above, gave investors reason to believe that the central bank would continue to raise short-term interest rates, which move inversely to prices

              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                       IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                          OFFERING BY PROSPECTUS ONLY

[LOGO]                                           (312) 756-4450 o (800) 217-7955
Dearborn Capital Management, LLC                            o FAX (312) 756-4452
555 West Jackson Blvd, Suite 600             Performance Hotline: (866) 516-1574
Chicago, IL 60661                               website: www.dearborncapital.com
                                               e-mail: funds@dearborncapital.com
for financial instruments. The U.S. Thirty-year bond contract was 18/32s lower by the close on Friday. Ten-year notes fell 13/32s while Five-year notes finished 15.5/32s weaker. Long positions in the Eurodollar contract on the Chicago Mercantile Exchange also lost ground. The September '05 contract finished 11 basis points lower while the December'05 contract settled 15.5 basis points off of the previous week's close.






















              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                       IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                          OFFERING BY PROSPECTUS ONLY

[LOGO]                                           (312) 756-4450 o (800) 217-7955
Dearborn Capital Management, LLC                            o FAX (312) 756-4452
555 West Jackson Blvd, Suite 600             Performance Hotline: (866) 516-1574
Chicago, IL 60661                               website: www.dearborncapital.com
                                               e-mail: funds@dearborncapital.com